Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of O’Reilly Automotive, Inc. of our report dated April 17, 2008 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting of CSK Auto Corporation, which appears in such Registration Statement. We also consent to the references to us under the headings “Selected Historical Financial Data” and “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Phoenix, Arizona

June 19, 2008